Exhibit 10.1

EXECUTION COPY

Deal CUSIP:	50102PAM8

Facility CUSIP:	50102PAN6

U.S. $2,750,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 6, 2021

Among

THE KROGER CO.

as Borrower

and

THE LENDERS

and

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Administrative Agents

and

CITIBANK, N.A.

as Syndication Agent

and

MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

BOFA SECURITIES, INC.

WELLS FARGO SECURITIES LLC

CITIBANK, N.A.

MIZUHO BANK, LTD.

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

Schedules

Schedule I - Commitments

Schedule 2.01(c) - Existing Letters of Credit

Schedule 8.02 - Paying Agent’s Office; Certain Addresses for Notices

Exhibits

Exhibit A-1	-	Form of Notice of Borrowing

Exhibit A-2	-	Form of Notice of Issuance

Exhibit B	-	Form of Assignment and Acceptance

Exhibit C	-	[Reserved]

Exhibit D	-	Form of Administrative Questionnaire

Exhibit E	-	Form of Issuing Bank Report

Exhibit F	-	Forms of U.S. Tax Compliance Certificates

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 6, 2021

THE KROGER CO., an Ohio corporation (the “Borrower”), the banks, financial institutions and other institutional lenders party hereto, and BANK OF AMERICA, N.A. (“Bank of America”), as an Issuing Bank (as defined below) and as an administrative agent (in such capacity, a “Co-Administrative Agent”) for the Lenders (as hereinafter defined) and the Issuing Banks and paying agent (in such capacity, the “Paying Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank and as an administrative agent (in such capacity, a “Co-Administrative Agent”) for the Lenders and the Issuing Banks, CITIBANK, N.A., as syndication agent, and MIZUHO BANK, LTD. and U.S. BANK NATIONAL ASSOCIATION, as co-documentation agents, agree as follows:

PRELIMINARY STATEMENT:

The Borrower, the lenders parties thereto, Wells Fargo Bank, National Association as co-administrative agent and Bank of America, N.A., as co-administrative agent and paying agent, are parties to that certain Credit Agreement dated as of November 8, 2010, amended and restated as of January 25, 2012, further amended and restated as of June 30, 2014, further amended and restated as of August 29, 2017 and amended as of March 29, 2018 (the “Existing Credit Agreement”). Subject to the satisfaction (or waiver) of the conditions set forth in Section 3.01, the Borrower, the parties hereto and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Administrative Agents, desire to further amend and restate the Existing Credit Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Amended and Restated Credit Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit D or any other form approved by the Paying Agent.

“Advance” means a Revolving Credit Advance or drawings under Letters of Credit.

“Affected Financial Institution” has the meaning specified in Section 8.14.

“Affiliate” means, with respect to any designated Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons. The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption, or money laundering.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, on any date, a percentage per annum determined by reference to the Borrower's Public Debt Rating in effect on such date as set forth below:

Public Debt Rating (S&P/ Moody’s)	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances, Standby Letters of Credit and Documentary Letters of Credit
Level 1 > A / A2	0.000%	0.875%
Level 2 A- / A3	0.000%	1.000%
Level 3 BBB+ / Baa1	0.125%	1.125%
Level 4 BBB / Baa2	0.250%	1.250%
Level 5 < BBB- / Baa3	0.500%	1.500%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., Wells Fargo Securities LLC, Citibank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and to the extent required by Section 8.06, accepted by the Borrower, the Paying Agent and the Issuing Banks, in substantially the form of Exhibit B hereto or such other form as shall be approved by the Paying Agent.

“Assuming Lender” has the meaning specified in Section 2.17(c).

“Assumption Agreement” has the meaning specified in Section 2.17(c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Bail-In Action” has the meaning specified in Section 8.14.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(e) hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower Materials” has the meaning specified in Section 5.01(h).

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and, to the extent applicable, with the same Interest Period, made by each of the Lenders pursuant to Section 2.01(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means to pledge and deposit with or deliver to the Paying Agent, for the benefit of the Paying Agent or the Issuing Banks (as applicable) and the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Issuing Bank benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Paying Agent and (b) the applicable issuing Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means any one or more of the following events:

(a)            the acquisition, by contract or otherwise, by any Person or group (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations pertaining thereto), other than the trusts for the employee benefit plans (as defined in Section 3(2) of ERISA) maintained by the Borrower or any Subsidiary of the Borrower that is an ERISA Affiliate, of beneficial ownership (within the meaning of Rule 13d-3, or any regulation or ruling promulgated to replace or supplement Rule 13d-3, of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Borrower representing 35% or more of the voting power of all securities of the Borrower, or

(b)            during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such period were directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors of the Borrower.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Paying Agent pursuant to Section 8.06(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.19.

“Commitment Date” has the meaning specified in Section 2.19(b).

“Commitment Fee” has the meaning specified in Section 2.04.

“Commitment Fee Percentage” means, on any date, a percentage per annum determined by reference to the Borrower’s Public Debt Rating in effect on such date as set forth below:

Public Debt Rating (S&P/ Moody’s)	Commitment Fee Percentage
Level 1 > A / A2	0.070%
Level 2 A- / A3	0.090%
Level 3 BBB+ / Baa1	0.100%
Level 4 BBB / Baa2	0.125%
Level 5 < BBB- / Baa3	0.175%

“Commitment Increase” has the meaning specified in Section 2.19(a).

“Consenting Lender” has the meaning specified in Section 2.17(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in Section 4.01(e).

“Consolidated EBITDA” means, for any period, on a Consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) Consolidated Net Income for such period, (ii) depreciation and amortization expense for such period, (iii) interest expense (excluding interest expense with respect to any Excluded Ocado CFC Amounts) net of interest income for such period, (iv) Federal and state income taxes for such period as determined in accordance with GAAP, (v) expenses or losses that are of an unusual nature or infrequently occurring for such period and (vi) LIFO charges that have been included in the calculation of Consolidated Net Income for such period minus (b) the sum of (i) income or gains that are of an unusual nature or infrequently occurring for such period and (ii) LIFO credits that have been included in the calculation of Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period, before the payment of dividends on all capital stock, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, commercial paper, short-term bank Debt, Funded Indebtedness (as defined in the Indenture), other long term liabilities and shareholders’ equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

“Consolidated Tangible Assets” means, to the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which would be so included on such balance sheet.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with the Letters of Credit, letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange into debt securities, convert into debt securities or otherwise acquire for value (i) any capital stock of such Person or (ii) any warrants, rights or options to acquire such capital stock, now or hereafter outstanding), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Finance Lease Obligations of such Person, (e) all Debt referred to in clause (a), (b), (c) or (d) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (f) all Guaranteed Debt of such Person and (g) any preferred stock of such Person that is classified as a liability on such Person’s Consolidated balance sheet.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” has the meaning specified in Section 2.07(b).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined by the Paying Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Paying Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Paying Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Paying Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Paying Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Paying Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Paying Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Documentary Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Sublimit in support of trade obligations incurred in the ordinary course of business and that includes, as a condition to drawing thereunder, the presentation to the applicable Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such Issuing Bank, to create a valid and perfected security interest in the goods covered thereby.

“Domestic Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Paying Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Environmental Laws” means all current and future Federal, state, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions therefrom.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Paying Agent.

“Eurodollar Rate” means:

(a)            for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Paying Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. dollar deposits with a term of one month commencing that day;

provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Ocado CFC” means, as of any date, each Ocado CFC designated by the Borrower in writing to the Paying Agent as an “Excluded Ocado CFC”; provided that, the Borrower may designate no more than twenty Ocado CFCs as “Excluded Ocado CFCs” during the term of this Agreement.

“Excluded Ocado CFC Amount” means, as of any date of determination, with respect to any Excluded Ocado CFC, an amount equal to the lesser of (x) the aggregate principal amount of Finance Lease Obligations of the Borrower and its Subsidiaries with respect to such Excluded Ocado CFC which have been (or have been required to be) recorded as a Finance Lease Obligation on the consolidated balance sheet of the Borrower and its Subsidiaries for no more than five years as of such date of determination and (y) $130,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14(a) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the preliminary statement.

“Existing Lenders” has the meaning specified in Section 2.01(c)(iv).

“Existing Letters of Credit” means each standby Letter of Credit that (a) was issued for the account of the Borrower by one of the issuing banks under the Existing Credit Agreement that is also an Issuing Bank under this Agreement, (b) is outstanding on the Effective Date and (c) is listed on Schedule 2.01(c).

“Extension Date” has the meaning specified in Section 2.17(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means a fluctuating rate per annum equal for each day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Finance Lease Obligation” means, with respect to any lessee, the obligations under any lease of property that, in accordance with GAAP, should be capitalized and reflected on such lessee’s balance sheet as “finance leases”. For the avoidance of doubt, “Finance Lease Obligations” shall not include any obligations or liabilities that are reflected on any lessee’s balance sheet as a liability in respect of any “operating lease”.

“Financial Officer” means, with respect to any corporation, the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fiscal Quarter” means (a) with respect to the first Fiscal Quarter of any Fiscal Year, the first 16 calendar weeks of such Fiscal Year, (b) with respect to the second Fiscal Quarter of such Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year, (c) with respect to the third Fiscal Quarter of any Fiscal Year, the next successive period of 12 calendar weeks in such Fiscal Year and (d) with respect to the last Fiscal Quarter of any Fiscal Year, the period of time after the first three Fiscal Quarters of such Fiscal Year through the last day of such Fiscal Year.

“Fiscal Year” means a year of 364 or 371 days, as the case may be, ending on the Saturday closest to the 31st day of January in any calendar year, and such Fiscal Year, when referred to from time to time herein by reference to a calendar year shall be the Fiscal Year that includes February 28th of such calendar year.

“Fitch” means Fitch, Inc.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronted L/C Obligations” means, as at any date of determination, the aggregate Available Amount of outstanding Letters of Credit plus the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by the Lenders and remain outstanding on such date. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the outstanding Fronted L/C Obligations other than Fronted L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranteed Debt” of any Person means all Debt referred to in clause (a), (b), (c), (d) or (e) of the definition of the term “Debt” in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (c) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, but excluding leases at a rental at least as favorable to the Borrower as could be obtained in an arm’s-length transaction with a party that is not an Affiliate.

“Hazardous Materials” means any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means the indenture dated as of June 25, 1999 between the Borrower and U.S. Bank National Association, as trustee (as it may be modified or supplemented from time to time).

“Information Memorandum” means the information memorandum dated June 2021 used by the Co-Administrative Agents in connection with the syndication of the Commitments.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months (or, if available from all the Lenders, twelve months), as the Borrower may, upon notice received by the Paying Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)            the Borrower may not select any Interest Period that ends after the latest Termination Date then in effect;

(ii)           Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interest Rate Agreement” means any forward contract, forward option, futures contract, futures option, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement entered into by the Borrower.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of the Letter of Credit).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means each of Bank of America, Wells Fargo Bank, National Association, Citibank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association and any other Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Paying Agent of the amount of its L/C Commitment and its Applicable Lending Office (which information shall be recorded by the Paying Agent in the Register).

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Ratable Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Commitment” means as to any Issuing Bank (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto as such Lender’s “L/C Commitment” or (b) if such Issuing Bank has become an Issuing Bank hereunder in accordance with the definition of “Issuing Bank”, or if such Issuing Bank has entered into an Assignment and Acceptance, the amount set forth for such Issuing Bank in the Register maintained by the Paying Agent pursuant to Section 8.06(c), as such amount may be reduced pursuant to Section 2.05.

“Lenders” means each of the banks, financial institutions and other institutional lenders listed on Schedule I hereto, each Assuming Lender that shall become a party hereto pursuant to Section 2.17 or Section 2.19 and each Person that shall become a party hereto pursuant to Section 8.06.

“Letter of Credit” means any Standby Letter of Credit and any Documentary Letter of Credit.

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Collateral” has the meaning specified in Section 6.02(b).

“Letter of Credit Collateral Account” has the meaning specified in Section 6.02(a).

“Letter of Credit Documents” has the meaning specified in Section 2.18.

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum aggregate amount then available to be drawn under the Letters of Credit outstanding at such time (the determination of such maximum amount to assume the occurrence of, and compliance with, all conditions for drawing referred to therein) plus (b) the aggregate amount of the Borrower’s obligations then outstanding under this Agreement in respect of the Letters of Credit, including all Advances resulting from drawings under Letters of Credit and all fees and expenses in respect of the Letters of Credit payable pursuant to Section 2.04.

“Letter of Credit Sublimit” means, at any time, an amount equal to the lesser of (a) $250,000,000 and (b) the aggregate amount of the Commitments, as in effect from time to time. The Letter of Credit Sublimit is a part of, and not in addition to, the Revolving Credit Commitments.

“Leverage Ratio” means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (i) Net Debt on such day to (ii)  Consolidated EBITDA for such Rolling Period. If, during the Rolling Period, the Borrower or any Subsidiary has made an acquisition or a disposition, Consolidated EBITDA for such Rolling Period will be calculated after giving pro forma effect as if the acquisition or disposition occurred on the first date of the Rolling Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security (whether collateral or otherwise), hypothecation, encumbrance, lease, sublease, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIFO” means the pretax charge against income determined by using the last-in-first-out method of valuing inventory.

“Loan Documents” means this Agreement and Notes, if any, the Letter of Credit Documents and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.20 of this Agreement.

“London Banking Day” means any day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Change” means any material adverse change in the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Paying Agent, the Issuing Banks or the Lenders under any Loan Document.

“Material Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Debt” means, on a Consolidated basis for the Borrower and its Subsidiaries as of any date, (a) Debt minus (b)  the sum as of such date of (i) the aggregate outstanding amount of Debt represented by investments made by the Borrower in Debt of another Person in connection with a real estate transaction, so long as the Borrower or one of its Subsidiaries is or becomes an anchor tenant of the real estate development with respect thereto and no more than two anchor tenants exist with respect to such real estate development or the Borrower or one of its Subsidiaries has a contractual obligation to make lease or other payments to such Person as a result of the real estate transaction in which such Debt was issued, (ii) the aggregate amount of Permitted Investments and (iii) the lesser of (x) the aggregate Excluded Ocado CFC Amounts of all Excluded Ocado CFCs as of such date and (y) $2,600,000,000.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.01 and (b) has been approved by the Required Lenders.

“Non-Consenting Lender” has the meaning specified in Section 2.17(b).

“Note” has the meaning specified in Section 2.15.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Ocado CFC” means any customer fulfilment center constructed by the Borrower and/or any of its Subsidiaries in partnership with Ocado Group plc or Ocado Solutions Limited (or their applicable affiliates).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Paying Agent’s Office” means the Paying Agent’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Paying Agent may from time to time notify to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means (a) cash, (b) readily marketable securities issued or guaranteed by the government of the United States of America or any agency thereof having a maturity at the time of issuance not exceeding one year, (c) commercial paper rated at least A-1 by S&P, P-1 by Moody’s or F-1 by Fitch, in each case having a maturity at the time of issuance not exceeding 270 days, (d) commercial paper rated at least A-2 by S&P, P-2 by Moody’s or F-2 by Fitch, in each case having a maturity at the time of issuance not exceeding 30 days and not exceeding for any issuer thereof $50,000,000, and (e) certificates of deposit of or time deposits with any commercial bank, the long-term debt of which has been assigned a rating of at least BBB by S&P or A3 by Moody’s and which is a Lender and is organized and existing or doing business under the laws of the United States of America or any state thereof or the District of Columbia.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government (domestic or foreign) or any political subdivision or agency thereof.

“Plan” means any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 5.01(h).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Commitment Fee Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Commitment Fee Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Commitment Fee Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Commitment Fee Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Public Lender” has the meaning specified in Section 5.01(h).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Commitments at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Commitments as in effect immediately prior to such termination).

“Recipient” means the Paying Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code).

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of all outstanding Advances (with the aggregate amount of each Lender’s risk participation and funded participation in Fronted L/C Obligations being deemed “held” by such Lender for purposes of this definition) or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments; provided that the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(e).

“Responsible Officer” of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Rolling Period” means, in respect of any Fiscal Quarter, such Fiscal Quarter and the three preceding Fiscal Quarters.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or any Person in which such listed Person owns, directly or indirectly, a 50 percent or greater interest, or (b) any Person located, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“Standby Letter of Credit” means a Letter of Credit other than a Documentary Letter of Credit, including direct-pay Letters of Credit.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) July 6, 2026, subject to the extension thereof pursuant to Section 2.17, and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Type” has the meaning specified in the definition of Revolving Credit Advance, and refers to the distinction between Base Rate Advances and Eurodollar Rate Advances.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and remain outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(f)(ii)(B)(III).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Paying Agent.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.03, the Borrower shall give prompt notice of such change to the Paying Agent and the Lenders, (b) if the Borrower notifies the Paying Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Paying Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 1.05. Interest Rates. The Paying Agent does not warrant, nor accept responsibility, nor shall the Paying Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a)  The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in U.S. dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount not to exceed such Lender’s Unused Commitment at such time. Each Borrowing shall be in an aggregate minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b)           [Reserved].

(c)            The Letters of Credit. (i)  Upon the terms and subject to the conditions hereinafter set forth, the Borrower may request any Issuing Bank to issue, and any such Issuing Bank shall in reliance upon the agreements of the Lenders set forth herein issue, letters of credit (each, a “Letter of Credit”) for the account of the Borrower and its Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the latest Termination Date in an aggregate Available Amount (A) for all Letters of Credit not to exceed at any time the Letter of Credit Sublimit at such time, (B) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s L/C Commitment at such time and (C) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time.

(ii)            Each Letter of Credit (other than Existing Letters of Credit) shall be for a period of no more than one year or shall be renewable or terminable (upon no more than 180 days’ notice) annually and, in each case, shall contain such terms and conditions as may be acceptable to the Paying Agent and the applicable Issuing Bank in their sole discretion, but in any event shall expire no later than 30 days prior to the latest Termination Date in effect at the date of issuance thereof; provided that Letters of Credit issued by Bank of America having an aggregate Available Amount of not more than $25,000,000 may have an expiration date of later than one year from the date of issuance, but in any event shall expire no later than 30 days prior to the latest Termination Date; provided further that no Letter of Credit shall have an expiration date later than 30 days prior to the latest Termination Date applicable to Lenders having Commitments in an amount equal to or exceeding the available undrawn amount of all Letters of Credit after giving effect to the issuance of such Letter of Credit.

(iii)           Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Letter of Credit so requested to be issued or amended complies with the conditions set forth in the preceding clause (ii). The Issuing Bank may, in its sole discretion, renew such Letter of Credit, and such renewal shall in any case be subject to the conditions specified herein. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(c).

(iv)           Each letter of credit listed on Schedule 2.01(c) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank hereunder for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. Effective as of the Effective Date, the lenders under the Existing Credit Agreement (the “Existing Lenders”) will be deemed to have sold and transferred an undivided interest and participation, pro rata to such Existing Lender’s “Commitment” under the Existing Credit Agreement, in respect of the Existing Letters of Credit and each Lender under this Agreement will be deemed to have purchased and received, without further action on the part of any party, an undivided interest and participation in such Existing Letters of Credit, equal to such Lender’s Ratable Share.

SECTION 2.02. Making the Revolving Credit Advances. (a)  Each Borrowing (other than a Borrowing resulting from a drawing under a Letter of Credit) shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Paying Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Paying Agent at the Paying Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Paying Agent’s receipt of such funds and upon the fulfillment of the conditions set forth in Section 3.02, the Paying Agent will make such funds available to the Borrower at its account notified to the Paying Agent at the Paying Agent’s address referred to in Section 8.02; provided, however, that if, on the date the Notice of Borrowing with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(b)           Anything in subsection (a) above or Section 2.09 to the contrary notwithstanding, there shall not be more than ten Interest Periods in effect.

(c)            Except as otherwise provided in this Agreement, each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided, however, that any Notice of Borrowing may be conditioned on the occurrence of any event, in which case such notice may be revoked by the Borrower (by notice delivered to the Paying Agent on or prior to the date of the proposed Borrowing) if such condition is not satisfied (it being understood that any revocation of a Notice of Borrowing shall be subject to the provisions in the succeeding sentence). In respect of any Borrowing comprised of or including Eurodollar Rate Advances specified in such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure by the Borrower to borrow on the date specified in the Notice of Borrowing for such Borrowing, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(d)           Unless the Paying Agent shall have received notice from a Lender prior to the date of any Borrowing (or in the case of a Base Rate Borrowing, prior to 12:00 noon (New York City time) on the date of such Borrowing) that such Lender will not make available to the Paying Agent such Lender’s ratable portion of such Borrowing, the Paying Agent may assume that such Lender has made such portion available to the Paying Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Paying Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made available to the Paying Agent on the date of any Borrowing such Lender’s ratable portion of such Borrowing, such Lender agrees, and the Borrower agrees, to pay or repay to the Paying Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Paying Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Paying Agent in connection with the foregoing and (ii) in the case of the Borrower, the rate applicable to such Borrowing (provided that such payment at the Federal Funds Rate with respect to any Eurodollar Rate Advance shall not affect the status of such Advance as a Eurodollar Rate Advance). If such Lender shall pay to the Paying Agent such amount, the amount so paid shall constitute such Lender’s Revolving Credit Advance as part of such Borrowing for purposes of this Agreement from and including the date of such Borrowing.

(e)            The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a)  Request for Issuance. (i)  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank and the Paying Agent may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Paying Agent prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or telephone, confirmed immediately in writing, in substantially the form of Exhibit A-2, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit and (D) name and address of the beneficiary of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will confirm with the Paying Agent (by telephone or in writing) that the Paying Agent has received a copy of applicable Notice of Issuance from the Borrower and, if not, such Issuing Bank will provide the Paying Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender or the Paying Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower as agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Paying Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Paying Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b)           Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, in accordance with Section 2.03(c), each Lender hereby absolutely and unconditionally agrees to pay to the Paying Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, which amount will be advanced, and deemed to be a Base Rate Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.19, an assignment in accordance with Section 8.06 or otherwise pursuant to this Agreement.

(c)            Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to minimum and multiples specified in Section 2.01(a) for the principal amount of Base Rate Advances, but subject to the conditions set forth in Section 3.02, and without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Paying Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Paying Agent and the Borrower, each Lender shall pay to the Paying Agent such Lender’s Ratable Share of such outstanding Advance. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Paying Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Paying Agent, such Lender agrees to pay to the Paying Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Paying Agent, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing, for the account of such Issuing Bank. If such Lender shall pay to the Paying Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. A certificate of the applicable Issuing Bank submitted to any Lender (through the Paying Agent) with respect to any amounts owing under this subsection (c) shall be conclusive absent manifest error.

(ii)           With respect to any unreimbursed drawing under a Letter of Credit that is not fully refinanced by a Borrowing of Base Rate Advances because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of such unreimbursed amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate (plus the Applicable Margin). In such event, each Lender’s payment to the Paying Agent for the account of the applicable Issuing Bank pursuant to this Section 2.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iii)          Until a Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Ratable Share of such amount shall be solely for the account of such Issuing Bank.

(iv)          At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c)(i), if the Paying Agent receives for the account of an Issuing Bank any payment in respect of the related unreimbursed amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Paying Agent), the Paying Agent will distribute to such Lender its Ratable Share thereof in the same funds as those received by the Paying Agent.

(v)           If any payment received by the Paying Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it its invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any debtor relief law or otherwise, each Lender shall pay to the Paying Agent for the account of such Issuing Bank its Ratable Share thereof on demand of the Paying Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Advances and the termination of this Agreement.

(d)           Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Paying Agent (with a copy to the Borrower) on the first Business Day after the issuance, expiration, drawing or change of Available Amount of any Letter of Credit, a report in the form of Exhibit E hereto or such other form as is reasonably acceptable to the Paying Agent and (ii) to the Paying Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit.

(e)            Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f)            Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of either the ISP or the UCP, as applicable, shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Fees. (a)  Commitment Fees. The Borrower agrees to pay to the Paying Agent for distribution to each Lender until the Termination Date applicable to such Lender a commitment fee (the “Commitment Fee”) with respect to such Lender’s Unused Commitment, at a rate per annum equal to the Commitment Fee Percentage from time to time in effect on the amount of such Lender’s Unused Commitment. The Commitment Fees will commence to accrue on the Effective Date and will be payable in arrears (i) on the third day of each January, April, July and October and (ii) on the Termination Date applicable to such Lender.

(b)           Paying Agent’s Fees. The Borrower agrees to pay to the Paying Agent, for its own account, such fees as may from time to time be agreed between the Borrower and the Paying Agent.

(c)            Letter of Credit Fees.  (i)  Upon the issuance, extension or renewal of each Letter of Credit by an Issuing Bank, the Borrower agrees to pay to such Issuing Bank a fee in an amount to be agreed upon between such Issuing Bank and the Borrower, payable on the date of such issuance (or on such other date as may be agreed upon by such Issuing Bank and the Borrower).

(ii)            The Borrower agrees to pay to the Paying Agent, for the ratable benefit of the Lenders (determined in accordance with the respective amounts of their Commitments), a letter of credit fee at the Applicable Margin applicable to Eurodollar Rate Advances on the maximum Available Amount of outstanding Letters of Credit issued pursuant to Section 2.01(c) for the account of the Borrower, in each case payable quarterly in arrears on the third day of each January, April, July and October after the date of issuance until the date each such Letter of Credit shall expire or terminate in accordance with its terms and on the date of such expiration or termination; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.04(c) shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Ratable Shares allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit fees payable under this clause (ii) shall accrue at the Default Rate.

(d)           Transfer Fee; Amendment Fee. (i)  The Borrower agrees to pay to each Issuing Bank, upon each transfer or amendment of a Letter of Credit issued for the account of the Borrower, the normal and customary transfer fee or amendment fee, as the case may be (or such other fee as the Borrower and such Issuing Bank may agree upon), charged by such Issuing Bank upon the transfer or amendment of letters of credit.

(e)            Letter of Credit Expenses. The Borrower agrees to pay to each Issuing Bank, on demand, sums equal to any and all reasonable charges such Issuing Bank may assess, and expenses that such Issuing Bank may pay or incur, relative to the issuance by such Issuing Bank of any Letter of Credit issued for the account of the Borrower or to presentment to, or to a payment by, the Issuing Bank thereunder.

SECTION 2.05. Termination or Reduction of the Commitments. (a)  The Commitment of each Lender shall be automatically terminated on the Termination Date applicable to such Lender.

(b)           The Borrower shall have the right, upon at least three Business Days’ notice to the Paying Agent, to terminate in whole or permanently reduce ratably in part (in a minimum principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof), the Unused Commitments.

(c)            The Letter of Credit Sublimit shall not be reduced until such time as the Commitments shall equal such Letter of Credit Sublimit, and thereafter shall reduce proportionately with any reduction in the amount of the Commitments pursuant to this Section 2.05.

SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall repay to the Paying Agent for the account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances owing to such Lender on such date.

SECTION 2.07. Interest on Revolving Credit Advances. (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)             Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable quarterly in arrears on the third day of each January, April, July and October and on the date such Base Rate Advance shall be Converted into a Eurodollar Rate Advance or paid in full.

(ii)            Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period plus (y) the Applicable Margin, payable on the last day of each Interest Period and, if such Interest Period has a duration of six months or twelve months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

(b)           Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (e), the Paying Agent shall, and upon the occurrence and during the continuance of any other Event of Default, the Paying Agent may, and upon the request of the Required Lenders shall, require, the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.07, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) of this Section 2.07 and (ii) the amount of any interest, fee or other amount payable hereunder or any other Loan Document that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) of this Section 2.07 (the “Default Rate”), provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Paying Agent.

SECTION 2.08. Interest Rate Determination. (a)  The Paying Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Paying Agent for purposes of Section 2.07(a).

(b)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Paying Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(c)            If in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof, (i) the Paying Agent determines that (A) U.S. dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Advance, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance and (y) the circumstances described in Section 2.08(e) do not apply (in each case with respect to this clause (i), “Impacted Advances”), or (ii) the Paying Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Advance, the Paying Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended, (to the extent of the affected Eurodollar Rate Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Paying Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first sentence of this Section 2.08(c), until the Paying Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

(d)           Notwithstanding the foregoing, if the Paying Agent has made the determination described in clause (i) of the first sentence of Section 2.08(c), the Paying Agent, in consultation with the Borrower and Required Lenders, may establish an alternative interest rate for the Impacted Advances, in which case, such alternative rate of interest shall apply with respect to the Impacted Advances until (i) the Paying Agent revokes the notice delivered with respect to the Impacted Advances under clause (i) of the first sentence of Section 2.08(c), (ii) the Paying Agent or the Required Lenders notify the Paying Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Advances, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Paying Agent and the Borrower written notice thereof.

(e)            Notwithstanding anything to the contrary herein:

(i)             On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            (x)  Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Paying Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available (unless an Early Opt-in Effective Date in respect of an Other Rate Early Opt-in has occurred), the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Paying Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Paying Agent determines that neither of such alternative rates is available.

(y)  On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement.

(iii)           At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a Borrowing of, Conversion to or continuation of Advances to be made, Converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Paying Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or Conversion to Base Rate Advances. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv)          In connection with the implementation and administration of a Benchmark Replacement, the Paying Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)           The Paying Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Paying Agent pursuant to this Section 2.08(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08(e).

(vi)          At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Paying Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Paying Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(vii)         As used in this Section, the following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.08(e) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)            For purposes of Section 2.08(e)(i), the first alternative set forth below that can be determined by the Paying Agent:

(a)            the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

(b)           the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Paying Agent determines that Term SOFR has become available and is administratively feasible for the Paying Agent in its sole discretion, and the Paying Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)            For purposes of Section 2.08(e)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Paying Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Paying Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Paying Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Paying Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Paying Agent in a manner substantially consistent with market practice (or, if the Paying Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Paying Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Paying Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Paying Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Paying Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)            a determination by the Paying Agent, or a notification by the Borrower to the Paying Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 2.08(e), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)            the joint election by the Paying Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Paying Agent of written notice of such election to the Lenders.

“Other Rate Early Opt-in” means the Paying Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 2.08(e)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Early Opt-in” means the Paying Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 2.08(e)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

SECTION 2.09. Conversion of Revolving Credit Advances. (a)  The Borrower may on any Business Day, upon notice given to the Paying Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.02(b), 2.08, 2.09(d) and 2.11(c), Convert all or any Revolving Credit Advances of one Type into Advances of the other Type; provided, however, that (i) except as provided in Section 2.11(d), any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, (ii) the Borrower may not Convert any Base Rate Advances into Eurodollar Rate Advances unless such Base Rate Advances are in an aggregate amount not less than $10,000,000 and (iii) no conversion of any Revolving Credit Advances shall result in more separate Interests periods than permitted under Section 2.02(b)(iv). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Type and aggregate amount of Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for such Advances.

(b)            Each notice of Conversion shall be irrevocable and binding on the Borrower and, in respect of any notice of Conversion to Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender solely as a result of any failure to Convert on the date specified in such notice, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Conversion when such Eurodollar Rate Advance, solely as a result of such failure, is not made on such date. Without prejudice to the survival of any other provision of this Agreement, the provisions of this paragraph shall survive any termination of this Agreement.

(c)            On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances having the same Interest Period shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(d)            Upon the occurrence of any Default and so long as such Default shall continue, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert any Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Prepayments. (a)  Optional Prepayments. The Borrower may, upon at least two Business Days’ notice in the case of Eurodollar Rate Advances, and upon at least one Business Day’s notice in the case of Base Rate Advances, to the Paying Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment pursuant to this Section 2.10 shall be in an aggregate principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) in the event of any such prepayment of a Eurodollar Rate Advance, such prepayment shall either be made on the last day of an Interest Period for such Eurodollar Rate Advance or shall be made together with payment of all amounts required pursuant to Section 8.03(c).

(b)            Mandatory Prepayments. The Borrower shall, on each Business Day, pay to the Paying Agent for deposit in the Letter of Credit Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate maximum Available Amount of Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.

SECTION 2.11. Increased Costs; Illegality. (a)  If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Paying Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)            If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type or of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Paying Agent), the Borrower shall pay to the Paying Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder or to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts, submitted to the Borrower and the Paying Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)            If, due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Issuing Bank or any Lender of agreeing to issue or of issuing or maintaining any Letter of Credit or any participation therein, then the Borrower shall from time to time, upon demand by such Issuing Bank or Lender (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Issuing Bank or such Lender, as the case may be, additional amounts sufficient to compensate such Issuing Bank or such Lender, as the case may be, for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Paying Agent by such Issuing Bank or such Lender, as the case may be, shall be conclusive and binding for all purposes, absent manifest error.

(d)            Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, as reasonably determined by any Lender, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Paying Agent, (i) the obligation of such Lender to make Eurodollar Rate Advances and to Convert Advances into Eurodollar Rate Advances shall terminate and (ii) the Borrower shall forthwith Convert all Eurodollar Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.09, except that such Conversion may occur, notwithstanding Section 2.09, other than on the last day of the respective Interest Periods for such Eurodollar Rate Advances, if the Borrower has paid all amounts payable under Section 8.03(c).

(e)            For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the applicable United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

(f)            Without prejudice to the survival of any other provision of this Agreement, the provisions of this Section 2.11 shall survive any termination of this Agreement.

SECTION 2.12. Payments and Computations. (a)  The Borrower shall make each payment hereunder and under the Notes, if any, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Paying Agent at the Paying Agent’s Office in same day funds. The Paying Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, Letter of Credit fees payable pursuant to Section 2.04(c)(ii) or Commitment Fees ratably (other than amounts payable pursuant to Section 2.04(b), 2.04(c)(i), 2.04(d), 2.11, 2.14, 2.17 or 8.03(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.17 or as a result of a Commitment Increase pursuant to Section 2.19, and upon the Paying Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Extension Date, the Paying Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Paying Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            The Borrower hereby authorizes (i) each Issuing Bank on behalf of each Lender, if and to the extent payment owed to such Lender is not made by the Borrower to the Paying Agent when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Issuing Bank any amount so due and (ii) each Lender, if and to the extent payment is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due to such Lender prior to any sharing under Section 2.13. Nothing contained in this subsection (b) shall impair the obligations of any Lender under Section 2.13, the rights of the Paying Agent or any Lender under Section 8.04 or any other rights and remedies (including other rights of set-off) that the Paying Agent or such Lender may have.

(c)            All computations of interest based on the Base Rate (including when determined by reference to the Eurodollar Rate or the Federal Funds Rate) shall be made by the Paying Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate and fees shall be made by the Paying Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Paying Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)            Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)            Unless the Paying Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Paying Agent may assume that the Borrower has made such payment in full to the Paying Agent on such date and the Paying Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.

With respect to any payment that the Paying Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Paying Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Paying Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Paying Agent has for any reason otherwise erroneously made such payment, then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Paying Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation. A notice of the Paying Agent to any Lender or the Borrower with respect to any amount owing under this clause (e) shall be conclusive, absent manifest error.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances made by it in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances made to the other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to each such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.20, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or subparticipations in Fronted L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender may, pursuant to this Section 2.13, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Taxes. (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Paying Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Notwithstanding the foregoing, in the case of any Taxes not required by law to be deducted by the Borrower from or in respect of any sum payable hereunder to any Recipient, payment under this indemnification must be made by the Borrower only if such written demand has been made within 60 days from the date on which such Recipient makes payment of the Taxes to the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of a Lender, accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Paying Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Paying Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Paying Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Paying Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Paying Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Paying Agent to the Lender from any other source against any amount due to the Paying Agent under this clause (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 2.14, the Borrower shall deliver to the Paying Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Paying Agent.

(f)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Paying Agent, at the time or times reasonably requested by the Borrower or the Paying Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Paying Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Paying Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Paying Agent as will enable the Borrower or the Paying Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Paying Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Paying Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Paying Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Paying Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Paying Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Paying Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Paying Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Paying Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Paying Agent as may be necessary for the Borrower and the Paying Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Paying Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Paying Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any Issuing Bank, or have any obligation to pay to any Lender or any Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Such Recipient shall, at the Borrower’s request, provide the Recipient with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Recipient may redact any information therein that such Recipient deems confidential). This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Paying Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations of the Borrower under the Loan Documents.

SECTION 2.15. Evidence of Debt. (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Paying Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note or other evidence of indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender (each a “Note”), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

(b)            The Register maintained by the Paying Agent pursuant to Section 8.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Paying Agent from the Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Paying Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Paying Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries shall use the proceeds of any Borrowing or Letter of Credit (x) for the purpose of financing any activities, business or transaction of or with any Sanctioned Person or a Person known by the Borrower to be controlled by a Sanctioned Person, or in any Sanctioned Country, except where such activities, business or transaction could be conducted legally by a U.S. Person or (y) in any other manner that would result in a violation of Sanctions by any Lender.

SECTION 2.17. Extension of Termination Date. (a)  At least 30 days prior to any date so designated by the Borrower as an “Extension Date” (but not more than twice), the Borrower, by written notice to the Paying Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration; provided that the Termination Date as so extended shall at no time be later than five years after any date of determination. The Paying Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, at least 20 days prior to such Extension Date, notify the Borrower and the Paying Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Paying Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the scheduled occurrence thereof at such time, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Paying Agent shall notify the Borrower not later than 15 days prior to the pending Extension Date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b)            If all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the Extension Date, be extended for one calendar year; provided that on each Extension Date, no Default shall have occurred and be continuing, or shall occur as a consequence thereof and the giving of a request for extension shall constitute a representation and warranty by the Borrower that the representations and warranties contained in Section 4.01 are correct in all material respects (except for those representations and warranties that are already qualified by materially or Material Adverse Effect, which will not further be qualified by materiality) on and as of the date of such notice and on such Extension Date, as though made on and as of such dates. If Lenders holding at least a majority in interest of the aggregate Commitments at such time consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.03, and its obligations under Sections 7.05 and 8.07, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c)            If Lenders holding at least a majority in interest of the aggregate Commitments at any time consent to any such request pursuant to subsection (a) of this Section 2.17, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees (each such Eligible Assignee that accepts an offer to assume a Non-Consenting Lender’s Commitment as of the applicable Extension Date and each Eligible Assignee that agrees to become a Lender hereunder pursuant to Section 2.19(c), being an “Assuming Lender”) to assume, effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)            any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Revolving Credit Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid Commitment Fees and fees pursuant to Section 2.04(c)(ii) owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)           all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)          with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.06(b) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.03, and its obligations under Sections 7.05 and 8.07, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Paying Agent an assumption agreement, in form and substance satisfactory to the Borrower and the Paying Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, the Borrower and the Paying Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Paying Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.17 shall have delivered to the Paying Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)            If Lenders holding a majority in interest of the aggregate Commitments (after giving effect to any assumptions pursuant to subsection (c) of this Section 2.17) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Paying Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Termination Date then in effect with respect to the Commitment of such Consenting Lenders and Assuming Lenders shall be extended for the additional one-year period described in subsection (a) of this Section 2.17, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Paying Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

(e)            If at any Termination Date, the sum of the aggregate outstanding principal amount of Advances plus the Available Amount of Letters of Credit outstanding exceed the Commitments of the Lenders having Commitments that extend to a date later than such Termination Date, the Borrower shall repay Advances and/or deposit funds into the Letter of Credit Collateral Account in an amount equal to such excess.

SECTION 2.18. Obligations Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit, any Letter of Credit Agreement and under any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including to the extent permitted by law, the following circumstances:

(a)            any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents or any other Loan Document;

(c)            any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of any Letter of Credit;

(d)            the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any of the Lenders, the Paying Agent or any other Person, whether in connection with any Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(e)            any draft, demand, certificate, statement or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(f)            payment in good faith by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(g)            waiver by an Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(h)            honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(i)            any payment made by an Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit, but only if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable; and

(j)            any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower.

SECTION 2.19. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than twice in any calendar year prior to the latest Termination Date, by notice to the Paying Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Paying Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $4,000,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date no Default shall have occurred and be continuing.

(b)            The Paying Agent shall promptly notify the Lenders and such Eligible Assignees as have been identified by the Borrower of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments and such Eligible Assignees must respond to the requested Commitment Increase (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Paying Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders and such Eligible Assignees notify the Paying Agent that they are willing to increase or establish the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein and such Eligible Assignees in such amounts as are agreed among the Borrower, the Paying Agent and the Issuing Banks; provided, however, that the Commitment of each such Eligible Assignee shall be not less than $10,000,000. No Lender shall have any obligation to participate in such a requested Commitment Increase, and the election of any Lender to Participate in such a requested Commitment Increase shall not obligate any other Lender to so participate.

(c)            On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Paying Agent shall have received on or before such Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in customary form and substance;

(ii)            an Assumption Agreement from each Assuming Lender, if any, duly executed by such Eligible Assignee, the Paying Agent and the Borrower; and

(iii)            confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Paying Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(c), the Paying Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

SECTION 2.20. Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Paying Agent or any Issuing Bank if, as of the date 30 days prior to the Termination Date, any Fronted L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then outstanding amount of all Fronted L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Paying Agent or the applicable Issuing Bank, if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, the Borrower shall deliver to the Paying Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender) in respect of such Letter of Credit.

(b)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Paying Agent, for the benefit of the Paying Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c). If at any time the Paying Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Paying Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Paying Agent, pay or provide to the Paying Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.20 or Sections 2.03, 2.21 or 6.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Fronted L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.22(b)) or (ii) the Paying Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 6.02), and (y) the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.21. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Paying Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Paying Agent by such Defaulting Lender pursuant to Section 8.04) under this Agreement, shall be applied at such time or times as may be determined by the Paying Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Paying Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Paying Agent or requested by any Issuing Bank, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Paying Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or an Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Borrowings were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. Such Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.04(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(c)(ii).

(iv)            Reallocation of Ratable Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Ratable Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Revolving Credit Advances of that Lender.

(b)            Defaulting Lender Cure. If the Borrower, the Paying Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Paying Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Paying Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22. Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes in accordance with Section 2.14(c) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes in accordance with Section 2.14(c) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section that eliminate the amounts payable pursuant to Section 2.11 or 2.14, or if any Lender is a Defaulting Lender, a Non-Approving Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Paying Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Paying Agent the assignment fee (if any) specified in Section 8.06;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal amount of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Paying Agent may not be replaced hereunder except in accordance with the terms of Section 7.07.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness . This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (or waived in accordance with Section 8.01):

(a)            There shall have occurred no Material Adverse Change since January 30, 2021.

(b)            The Borrower shall have paid all accrued fees and expenses of the Paying Agent, the Issuing Banks and the Lenders (including the accrued fees and expenses of counsel to the Paying Agent) provided that, in the case of expenses, invoices shall have been presented to the Borrower at least three Business Days prior to the Effective Date.

(c)           On the Effective Date, the following statements shall be true and the Paying Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)            No event has occurred and is continuing that constitutes a Default.

(d)           The Paying Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Paying Agent:

(i)            Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(ii)            A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, each other Loan Document and the other documents to be delivered hereunder or thereunder.

(iii)           A favorable opinion of (i) Christine S. Wheatley, Group Vice President, Secretary and General Counsel for the Borrower, and of (ii) Weil Gotshal & Manges LLP, special New York counsel for the Borrower, as to the enforceability of this Agreement under New York law, in each case, in customary form and substance.

(iv)          at least three Business Days prior to the Effective Date, any documentation or other evidence reasonably requested by the Paying Agent or any Lender in order to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed Beneficial Ownership Certification, in each case, to the extent requested at least five days prior to the anticipated Effective Date.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Lender to make an Advance (other than a Base Rate Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent (which may be waived pursuant to Section 8.01) that the Effective Date shall have occurred and on the date of such Borrowing or Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or Issuance such statements are true):

(a)           the representations and warranties contained in Section 4.01 (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f)) are correct in all material respects (except for those representations and warranties that are already qualified by “materiality,” “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the date of such Borrowing or Issuance of Letter of Credit, before and after giving effect to such Borrowing or Issuance of a Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such specified date), and

(b)            no event has occurred and is continuing, or would result from such Borrowing or Issuance of a Letter of Credit or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03. Determinations Under Section 3.01. Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Paying Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)            The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b)           The execution, delivery and performance by the Borrower of the Loan Documents and the other documents which are delivered hereunder and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter, regulations or by-laws, as applicable, or (ii) law or any contractual restriction binding on or affecting the Borrower, except, in the case of this clause (ii), for such contraventions that would not reasonably be expected to result in a Material Adverse Effect.

(c)            No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document, except for (i) those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those authorizations, approvals, actions, notices and filings the failure to obtain, take, give or make, would not reasonably result in a Material Adverse Effect.

(d)            This Agreement has been, and each of the other Loan Documents when delivered will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents, when delivered hereunder, will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any bankruptcy, insolvency or other similar debtor relief laws or other laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing.

(e)            The Consolidated balance sheet of the Borrower and its Subsidiaries and variable interest entities in which the Borrower is the primary beneficiary as at January 30, 2021, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Year ended as of January 30, 2021, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since January 30, 2021, there has been no Material Adverse Change.

(f)            There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than any litigation disclosed on any of the Borrower’s periodic or current reports on Form 10-K, 10-Q or 8-K filed with the Securities and Exchange Commission) or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby and thereby.

(g)            The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance or of any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)            The Borrower is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person.

(j)            The Borrower is not an Affected Financial Institution.

(k)            The information included in the Beneficial Ownership Certification, if any, provided by the Borrower on or prior to the date of this Agreement to any Lender in connection with this Agreement is true and correct in all respects on and as of the Effective Date.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except, in each case, to the extent that failure to so comply would result in a Material Adverse Effect, and maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same industries in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same industries in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(d)            Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided  further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if a Responsible Officer of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.

(e)            Visitation Rights. At any reasonable time and from time to time, permit the Paying Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that unless an Event of Default is continuing, such visitation shall be limited to once per year for each of the Paying Agent and each Lender.

(f)            Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)            Maintenance of Properties, Etc. Maintain and preserve all of its properties in good working order and condition, ordinary wear and tear excepted, and maintain all necessary licenses and permits if, in each case, failure to so maintain and preserve would result in a Material Adverse Effect.

(h)            Reporting Requirements. Furnish to the Lenders:

(i)            as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of a Financial Officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii)            as soon as available and in any event within 100 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)            together with the delivery of the financial statements required under clauses (h)(i) and (h)(ii) above, a schedule (1) identifying each Excluded Ocado CFC (which shall, subject to the limitations contained in the definition of “Excluded Ocado CFC”, constitute the written notice of such designation required by the definition thereof) and (2) setting forth in reasonable detail the calculation of the Excluded Ocado CFC Amount with respect to each Excluded Ocado CFC as of the end of such fiscal quarter, including (I) the initial Excluded Ocado CFC Amount at the time the applicable Ocado CFC was first designated as an Excluded Ocado CFC and (II) commencing with the second fiscal quarter ending after any Ocado CFC has been designated as an Excluded Ocado CFC, the change in the Excluded Ocado CFC Amount with respect to such Excluded Ocado CFC from the previous fiscal quarter end.

(iv)            as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of a Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)            promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower or any Subsidiary files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

(vi)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vii)           such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Paying Agent may from time to time reasonably request.

The financial statements required to be delivered pursuant to clauses (i) and (ii) and the reports required to be delivered pursuant to clause (v) of this Section 5.01(h) shall be deemed to have been delivered on the date on which the same have been posted on the SEC’s website at www.sec.gov.

The Borrower hereby acknowledges that (a) the Paying Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Paying Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 8.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Paying Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

(i)            Subsidiary Guarantors. Notify the Paying Agent at the time that any Subsidiary of the Borrower becomes a guarantor of any senior unsecured Debt of the Borrower in an outstanding principal amount in excess of $50,000,000 , and promptly thereafter (and in any event within 30 days), cause such Subsidiary to (a) become a guarantor of the Borrower’s obligations under the Loan Documents by executing and delivering to the Paying Agent a counterpart of a guaranty in form and substance as the Paying Agent shall deem appropriate for such purpose, and (b) deliver to the Paying Agent documents of the types referred to in clauses (ii) and (iii) of Section 3.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Paying Agent. Each Subsidiary that becomes a guarantor of the Borrower’s obligations under the Loan Documents pursuant to this Section 5.01(i) shall be automatically released from its guarantee obligations upon either (x) such Subsidiary ceasing to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder or (y) such subsidiary ceasing to guarantee senior unsecured Debt of the Borrower (other than Debt constituting obligations under the Loan Documents) in an outstanding principal amount in excess of $50,000,000. The Lenders and the Issuing Banks irrevocably authorize the Paying Agent to, at the sole expense of the Borrower, execute and deliver any documentation reasonably requested by the Borrower or any Subsidiary to evidence any release in accordance with the immediately preceding sentence.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, the Borrower will not:

(a)            Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Liens on any property or assets of any corporation existing at the time such corporation becomes a Subsidiary; provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(ii)           Liens on any property or assets (including stock) existing at the time of acquisition of such property or assets by the Borrower or any of its Subsidiaries, or Liens to secure the payment of all or any part of the purchase price of such property or assets (including stock), upon the acquisition of such property or assets by the Borrower or any of its Subsidiaries or to secure Debt incurred, assumed or guaranteed by the Borrower or any of its Subsidiaries for the purpose of financing all or any part of the purchase price of such property or in the case of real property, construction or improvements thereon, which Debt is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, completion of construction (including any improvements on an existing asset) or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)), provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any other property or assets theretofore owned by the Borrower or any of its Subsidiaries; or Liens attaching to property substituted by the Borrower to obtain the release of a Lien on other property of the Borrower on which a Lien then exists;

(iii)          Liens securing Debt owing by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;

(iv)         Liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Borrower or any of its Subsidiaries or at the time of a purchase, lease or other acquisition or the assets of a corporation or firm as an entirety or substantially as an entirety by the Borrower or any of its Subsidiaries provided that such Lien does not extend to any other property of the Borrower or any of its Subsidiaries;

(v)          Liens on any property or assets of the Borrower or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the property or assets subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar financing);

(vi)         Liens existing on properties or assets of the Borrower or any of its Subsidiaries existing on the Effective Date; provided that such Liens shall secure only those obligations which they secure on the Effective Date or any extension, renewal or replacement thereof;

(vii)        any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi), inclusive; provided that such extension, renewal or replacement shall be limited to all or a part of the property or assets to which the Lien so extended, renewed or replaced had attached (plus improvements and construction on real property);

(viii)        Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’ warehouseman’s, vendors’, or other similar Liens arising in the ordinary course of business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, or deposits or pledges to obtain the release of any of the foregoing Liens;

(ix)          pledges, Liens or deposits under worker’s compensation laws or similar legislation and Liens or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party, or to secure the public or statutory obligations of the Borrower or any of its Subsidiaries, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, appeal or customs bonds to which the Borrower or any of its Subsidiaries is a party, or in litigation or other proceedings such as, but not limited to, interpleader proceedings, and other similar pledges, Liens or deposits made or incurred in the ordinary course of business;

(x)           Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, with respect to which the Borrower or such Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 30 days of the date of judgment; or Liens incurred by the Borrower or any of its Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Borrower or such Subsidiary is a party; or Liens securing judgments which would not result in an Event of Default under Section 6.01(f);

(xi)          Liens for taxes or assessments of governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s Liens on property held under lease; and any other Liens or charges incidental to the conduct of the business of the Borrower or any of its Subsidiaries or the ownership of the property or assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Borrower, materially impair the use of such property or assets in the operation of the business of the Borrower or such Subsidiary or the value of such property or assets for the purposes of such business; or

(xii)         Liens not permitted by the foregoing clauses (i) to (xi), inclusive, if at the time of, and after giving effect to, the creation or assumption of such Lien, the aggregate amount of all Debt of the Borrower and its Subsidiaries secured by all Liens not so permitted by the foregoing clauses (i) through (xi) above together with the Attributable Debt in respect of Sale and Lease-Back Transactions (as such terms are defined in, and such amount is calculated in accordance with, the Indenture) does not exceed 10% of Consolidated Net Tangible Assets.

(b)            Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into or dispose of assets to any other Subsidiary of the Borrower or into any other Person (so long as the surviving corporation is a Subsidiary of the Borrower); provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (ii) any Subsidiary of the Borrower or any other Person may merge into or dispose of assets to the Borrower.

(c)            Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any significant change in accounting policies or reporting practices, except as required by generally accepted accounting principles. The parties acknowledge that the Borrower and its Subsidiaries may change their fiscal years to conform the fiscal years of the Borrower and its Subsidiaries.

(d)            [Reserved].

(e)            Subsidiary Debt. Permit any of its Subsidiaries (other than any Subsidiary that is a guarantor of the Borrower’s obligations under the Loan Documents) to create or suffer to exist, any Debt other than:

(i)            Debt owed to the Borrower or to a wholly owned Subsidiary of the Borrower;

(ii)           Debt consisting of Finance Lease Obligations;

(iii)          Debt (after deducting Debt permitted under clauses (i), (ii), and (iv) of this Section 5.02(e)) aggregating for all of the Borrower’s Subsidiaries not more than 5% of Consolidated Tangible Assets at any one time outstanding; and

(iv)          endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a Leverage Ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of not greater than 3.50:1.00; provided that, upon the written notice of the Borrower (such notice, which shall include a listing of the acquisition or acquisitions so made, a “Covenant Reset Notice”) to the Paying Agent that the Borrower and/or any of its Subsidiaries has, during the prior twelve month period, made an acquisition or series of acquisitions whose aggregate cash consideration equals or exceeds $1,000,000,000, the maximum Leverage Ratio permitted under this Section 5.03 shall be automatically, without any action on the part of the Paying Agent or any Lender, increase from 3.50:1.00 to 4.00:1.00 for a period of four fiscal quarters (a “Covenant Reset Period”), commencing with the fiscal quarter during which the first subject acquisition included in the Covenant Reset Notice is consummated; provided, further, that before becoming entitled to an additional Covenant Reset Period, the Borrower shall deliver to the Paying Agent compliance certificates pursuant to Section 5.01(h) evidencing the Borrower’s compliance with a Leverage Ratio of 3.50 to 1.00 for at least two full fiscal quarters prior to the beginning of such additional Covenant Reset Period.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)            Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)            (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(d), (with respect to the Borrower only) or (h)(iv), 5.02 (other than subsection (c)) or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Paying Agent or any Lender; or

(d)            The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $250,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)            The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)            Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)            Any Change of Control shall have occurred; or

(h)            (x) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430(j) of the Internal Revenue Code) shall have occurred with respect to any Plan or Plans, (y) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or (z) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, that, in any such case, results in liability of the Borrower or any of its Subsidiaries to the PBGC or to a Plan in an aggregate amount exceeding $250,000,000 and an amount due the PBGC or a Plan in respect of such liability in an amount exceeding $250,000,000 remains unpaid 30 days after such payment is due; or

(i)             (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Borrower or any of its ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification) exceeds $250,000,000 and Withdrawal Liabilities in an aggregate amount exceeding $250,000,000 remain unpaid 30 days after such payment is due (unless such Withdrawal Liability is being contested in good faith by the Borrower or any ERISA Affiliate); or

(j)             the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $250,000,000 and any such contribution in an amount exceeding $250,000,000 remains unpaid 30 days after such payment is due; or

(k)            any Loan Document shall not be for any reason, or shall be asserted by the Borrower (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms;

then, and in any such event, the Paying Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of any Issuing Bank or of the Required Lenders, by notice to the Borrower, declare the obligation of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (iii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of Letters of Credit. (a)  If, at any time and from time to time, any Letters of Credit shall have been issued by any Issuing Bank hereunder and (i) a Default shall have occurred and be continuing, (ii) the Borrower shall have prepaid in whole all Advances pursuant to Section 2.10 and terminated all Commitments pursuant to Section 2.05, (iii) the latest Termination Date shall have occurred or (iv) if at any time, the latest Termination Date shall be a date not more than 30 days following the expiration of any Letter of Credit, then, upon the occurrence of any of the events described in clauses (i) through (iv) above, the Paying Agent may, and upon the request of any Issuing Bank or of the Required Lenders shall, whether in addition to the taking by the Paying Agent of any of the actions described in Article VI or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Paying Agent for its benefit and the ratable benefit of the Lenders in same day funds at the Paying Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Paying Agent and under the sole dominion and control of the Paying Agent for the benefit of the Paying Agent and the ratable benefit of the Lenders at such place as shall be designated by the Paying Agent, an amount equal to the amount of the Letter of Credit Obligations.

(b)            The Borrower hereby pledges and assigns to the Paying Agent for its benefit and the ratable benefit of the Lenders, and grants to the Paying Agent for its benefit and the ratable benefit of the Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)             the Letter of Credit Collateral Account, all cash deposited therein, and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)            all Eligible Securities (as defined below) from time to time held by the Paying Agent and all certificates and instruments from time to time representing or evidencing Eligible Securities;

(iii)           all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Paying Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iv)           all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(v)            to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document with respect to any Letters of Credit outstanding after the occurrence of any of the events described in clause (a) above.

(c)            The Borrower hereby authorizes the Paying Agent to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account upon the occurrence of the events set forth in clause (a) above, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Paying Agent may elect, as shall have become or shall become due and payable by the Borrower to the Lenders in respect of the Letters of Credit.

(d)            Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.02(h); provided, however, that as long as no Default shall have occurred and be continuing, and to the extent that there is an amount in excess of $1,000,000 in the Letter of Credit Collateral Account at the end of any Business Day after taking into account applications of funds, if any, from the Letter of Credit Collateral Account made pursuant to Section 6.02(c), the Paying Agent will, at the written request of the Borrower, from time to time invest amounts on deposit in the Letter of Credit Collateral Account in such instruments described in clause (b), (c) or (d) of the definition of the term “Permitted Investments” in Section 1.01 as the Borrower may select and the Paying Agent may approve (the “Eligible Securities”); provided  further that in order to provide the Paying Agent with a perfected security interest therein, each investment in Eligible Securities shall be evidenced by negotiable certificates or instruments, of which the Paying Agent shall take physical possession. If the Borrower shall have the right to have amounts on deposit in the Letter of Credit Collateral Account invested by the Paying Agent, but shall have failed to request the Paying Agent to invest such amounts, the Paying Agent will endeavor to invest such amounts in such Eligible Securities as the Paying Agent shall select. Any interest received by the Paying Agent in respect of Eligible Securities shall be credited against the Letter of Credit Obligations. Non-interest proceeds from Eligible Securities that are not invested or reinvested in Eligible Securities as provided above shall be deposited and held in cash in the Letter of Credit Collateral Account under the sole dominion and control of the Paying Agent.

(e)            The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.02.

(f)             If any Event of Default shall have occurred and be continuing:

(i)  The Paying Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off and otherwise apply all or any part of first, the Letter of Credit Obligations and second, the obligations of the Borrower now or hereafter existing under any of the Loan Documents, against the Letter of Credit Collateral Account or any part thereof, in such order as the Paying Agent shall elect. The Paying Agent agrees promptly to notify the Borrower after any such set-off and application made by the Paying Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Paying Agent under this Section 6.02(f) are in addition to other rights and remedies (including other rights of set-off) that the Paying Agent may have.

(ii)  The Paying Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time, and the Paying Agent may, without notice except as specified below, sell the Letter of Credit Collateral or any part thereof in one or more parcels at public or private sale, at any of the Paying Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Paying Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Paying Agent shall not be obligated to make any sale of Letter of Credit Collateral or any part thereof, regardless of notice of sale having been given. The Paying Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iii)  Any cash held in the Letter of Credit Collateral Account, and all cash proceeds received by the Paying Agent in respect of any sale of, collection from or other realization upon all or any part of the Letter of Credit Collateral Account may, in the discretion of the Paying Agent, then or at any time thereafter be applied (after payment of any amounts payable pursuant to Section 8.03) in whole or in part by the Paying Agent for the ratable benefit of the Lenders against all or any part of the obligations of the Borrower now or hereafter existing under any of the Loan Documents in such order as the Paying Agent may elect.

(g)            The Paying Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Paying Agent accords its own property, it being understood that the Paying Agent shall not have any responsibility or liability (i) for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Eligible Securities, whether or not the Paying Agent has or is deemed to have knowledge of such matters, (ii) for taking any necessary steps to preserve rights against any parties with respect to the Letter of Credit Collateral, (iii) for the collection of any proceeds from Eligible Securities, (iv) by reason of any invalidity, lack of value or uncollectability of any of the payments received by the Paying Agent from obligors with respect to Eligible Securities, or (v) for any loss resulting from investments made pursuant to Section 6.02(d), except to the extent such loss was attributable to the Paying Agent’s gross negligence or willful misconduct in complying with Section 6.02(d), or (vi) in connection with any investments made pursuant to Section 6.02(d) without a written request from the Borrower, or any failure by the Paying Agent to make any such investment, provided that it acts in a reasonably prudent manner.

(h)            Any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the obligations of the Borrower under this Agreement and under any other Loan Document after the latest Termination Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

ARTICLE VII

THE PAYING AGENT

SECTION 7.01. Appointment and Authority. Each Lender (in its capacity as a Lender and an Issuing Bank (if applicable)) hereby irrevocably appoints Bank of America to act on its behalf as the Paying Agent hereunder and under the other Loan Documents and authorizes the Paying Agent to take such actions on its behalf and to exercise such powers as are delegated to the Paying Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Paying Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Paying Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02. Rights as a Lender. The Person serving as the Paying Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Paying Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Paying Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Paying Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03. Exculpatory Provisions. None of the Paying Agent, the Co-Administrative Agents or any Arranger shall have any duties or obligations to the Lenders except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Paying Agent, the Co-Administrative Agents or the Arrangers, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or that the Paying Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Paying Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Paying Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Paying Agent, the Co-Administrative Agents, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Paying Agent herein;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Paying Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01 and Article VI) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Paying Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Paying Agent by the Borrower, a Lender or an Issuing Bank; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Paying Agent.

SECTION 7.04. Reliance by Paying Agent. The Paying Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Paying Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Paying Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Paying Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Paying Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Indemnification. (a) The Lenders agree to indemnify the Paying Agent in its capacity as such (to the extent not reimbursed by the Borrower without limiting the obligation of the Borrower to do so), ratably according to the respective principal amounts of the Revolving Credit Advances then owing to each of them (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Paying Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Paying Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Paying Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Paying Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Paying Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Paying Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Paying Agent, any Lender or a third party.

(b)            The Lenders agree to indemnify each Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owing to each of them (or if no Revolving Credit Advances are at the time outstanding or if any Revolving Credit Advances are then owing to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank under the Loan Documents, provided that no Lender shall be liable for any portion of such indemnified costs resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including counsel fees) payable by the Borrower under Section 8.03, to the extent such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c)            The failure of any Lender to reimburse the Paying Agent or any Issuing Bank promptly upon demand for its share of any amount required to be paid by the Lenders to the Paying Agent or an Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Paying Agent or such Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Paying Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder. In the case of any investigation, litigation or proceeding giving rise to any indemnification under this Section, this Section applies whether any such investigation, litigation or proceeding is brought by the Paying Agent, an Issuing Bank, any Lender or a third party. Each of the Paying Agent and each Issuing Bank agrees to return to the Lenders their respective shares of any amounts paid under this Section that are subsequently reimbursed by the Borrower.

SECTION 7.06. Delegation of Duties. The Paying Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Paying Agent. The Paying Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Paying Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Paying Agent. The Paying Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Paying Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.07. Resignation of Paying Agent. (a)  The Paying Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Paying Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Paying Agent may on behalf of the Lenders and the Issuing Banks, subject to the approval of the Borrower so long as no Event of Default is continuing, appoint a successor Paying Agent meeting the qualifications set forth above; provided that in no event shall any such successor Paying Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Paying Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Paying Agent and, subject to the approval of the Borrower so long as no Event of Default is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring Paying Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Paying Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Paying Agent shall continue to hold such collateral security until such time as a successor Paying Agent is appointed) and (2) if the Paying Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, all payments, communications and determinations provided to be made by, to or through the Paying Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Paying Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Paying Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Paying Agent, and the retiring Paying Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Paying Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Paying Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Paying Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Paying Agent was acting as the Paying Agent.

(b)            Any resignation by Bank of America as Paying Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor’s appointment as Paying Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 7.08. Non-Reliance on Paying Agent, the Co-Administrative Agents, the Arrangers and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Paying Agent, the Co-Administrative Agents or any Arranger has made any representation or warranty to it, and that no act by the Paying Agent, the Co-Administrative Agents or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Paying Agent, the Co-Administrative Agents or any Arranger to any Lender or any Issuing Bank as to any matter, including whether the Paying Agent, the Co-Administrative Agents or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Paying Agent, the Co-Administrative Agents and the Arrangers that it has, independently and without reliance upon the Paying Agent, any Co-Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Paying Agent, any Co-Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 7.09. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, Co-Administrative Agents, Arrangers, syndication agent or co-documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Paying Agent, a Lender or an Issuing Bank hereunder.

SECTION 7.10. Paying Agent May File Proofs of Claim. In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Borrower, the Paying Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Paying Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Paying Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Paying Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Paying Agent under Sections 2.04 and 8.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Paying Agent and, in the event that the Paying Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Paying Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Paying Agent and its agents and counsel, and any other amounts due the Paying Agent under Sections 2.04 and 8.03.

Nothing contained herein shall be deemed to authorize the Paying Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or any Issuing Bank to authorize the Paying Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 7.11. Lender ERISA Representation. (a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Paying Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Paying Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Paying Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Paying Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Paying Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section, the following terms shall have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

SECTION 7.12. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Paying Agent makes a payment hereunder in error to any Lender or any Issuing Bank (the “Credit Party”), whether or not in respect of an obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Paying Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Paying Agent, at the greater of the Federal Funds Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Paying Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Waivers; Amendments, Etc. (a)  No failure or delay on the part of the Paying Agent, the Issuing Banks or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Paying Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below (other than a waiver of the minimum amount of Commitment assumed by an Assuming Lender pursuant to Section 2.17 or by an assignee pursuant to Section 8.06, which may be waived by unilateral consent of the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and either acknowledged by or notified to the Paying Agent or (ii) in the case of a Letter of Credit, pursuant to an agreement or agreements entered into by the Borrower and the applicable Issuing Bank; provided, however, that no such agreement shall (A) change the principal amount of any Advance or Letter of Credit Obligation, extend the final scheduled maturity of any Advance, extend the scheduled date for payment (but not prepayments) of principal of or interest on any Advance (other than as provided in Section 2.17), forgive any such payment or any part thereof or reduce the rate of interest on any Advance, in each case without the prior written consent of each Lender affected thereby, (B) increase the amount or extend the termination date of the Commitment of any Lender (other than as provided in Section 2.17 or 2.19) or reduce or extend the date for payment of the Commitment Fees or other amounts payable under this Agreement to any Lender, in each case without the prior written consent of such Lender or (C) amend or modify the second proviso of Section 2.01(c)(ii), or the provisions of Section 2.13, this Section 8.01(b), the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Paying Agent or the Issuing Banks hereunder without the prior written consent of the Paying Agent or the Issuing Banks, respectively. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Paying Agent in accordance with Article VI for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Paying Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Paying Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.04 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any debtor relief law; and provided, further, that if at any time there is no Person acting as Paying Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Paying Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.02. Notices, Etc. (a)  Notices. Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(i)            if to the Borrower or the Paying Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02; and

(ii)            If to any Lender (including in its capacity as Issuing Bank), at its address (or telecopy number) set forth on its Administrative Questionnaire provided to the Paying Agent prior to the date hereof or in the Assumption Agreement or Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy (except that, if a notice or communication sent by telecopy is not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next business day for the recipient), or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Section 8.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.02. The Paying Agent shall deliver to the Borrower a copy of each Administrative Questionnaire received by it.

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Paying Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Paying Agent that it is incapable of receiving notices under such Article by electronic communication. The Paying Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Paying Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Paying Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Paying Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. Each of the Borrower, the Paying Agent and the Issuing Banks may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Paying Agent and the Issuing Banks. In addition, each Lender agrees to notify the Paying Agent from time to time to ensure that the Paying Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Paying Agent, Issuing Banks and Lenders. The Paying Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Issuance or Notices of Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Paying Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Paying Agent may be recorded by the Paying Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a)  The Borrower agrees to pay (i) the reasonable fees, disbursements and other charges of counsel for the Paying Agent and the Issuing Banks incurred in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Paying Agent, the Issuing Banks or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Advances or the Letters of Credit issued hereunder, including the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, counsel for the Paying Agent and the Issuing Banks, in connection with any such enforcement or protection and the reasonable fees, disbursements and other charges of any other counsel for the Paying Agent, the Issuing Banks or any Lender.

(b)            The Borrower agrees to indemnify the Paying Agent, the Issuing Banks and each Lender and each of their respective Related Parties (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, but excluding the allocated cost of internal counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, those of another firm of counsel for each such affected Indemnitee and, if necessary, of a single local counsel in each appropriate jurisdiction))), disbursements and other charges, incurred by or asserted against any Indemnitee by any third party or by the Borrower arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the Letters of Credit or proceeds of the Advances or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnitee’s gross negligence or willful misconduct, (y) such Indemnitee’s material breach of its obligations under this Agreement or (z) disputes solely among Indemnitees not arising from or in connection with any act or omission by the Borrower or any of its affiliates (other than any proceedings against an Arranger, a Co-Administrative Agent or the Paying Agent, in each case, in its capacity or in fulfilling its role as an administrative agent, paying agent or arranger or other similar role under this Agreement). The Borrower shall not be liable for any settlement of any suit, litigation or proceeding effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the prior written consent of the Borrower or if there is a final judgment in any such suit, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section. This Section 8.03(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            If any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any Conversion, payment pursuant to Section 2.06, prepayment pursuant to Section 2.10(a) or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Paying Agent), pay to the Paying Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)            Each of the Borrower and each of the Paying Agent, any Issuing Bank, any Lender or any of their respective Related Parties (each such person being called a “Lender -Related Person”) agrees not to assert against any other party hereto any claim for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Advances, this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the Letters or Credit of the proceeds of the Advances; provided, that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations set forth in Section 8.03(b) with respect to any indirect, special, punitive or consequential damages included in any third party claim in connection with which an Indemnitee is entitled to indemnification and reimbursement hereunder. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Lender-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)            The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Advances, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Paying Agent, the Issuing Banks or any Lender. All amounts due under this Section 8.03 shall be payable on written demand therefor.

SECTION 8.04. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Paying Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Paying Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Paying Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 8.05. Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Paying Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Successors and Assigns. (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Paying Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 8.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Paying Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letter of Credit Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 8.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Advances and participations in Letter of Credit Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Paying Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances, the Letter of Credit Obligations and the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 8.06 and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Paying Agent within ten Business Days after having received notice thereof;

(B)            the consent of the Paying Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consent of each Issuing Bank shall be required for any assignment.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Paying Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Paying Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).

(vi)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Paying Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Paying Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Paying Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)            Subject to acceptance and recording thereof by the Paying Agent pursuant to clause (c) of this Section 8.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 8.06.

(c)            Register. The Paying Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Paying Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Paying Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Paying Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Paying Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14 and 8.03(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 8.06 (it being understood that the documentation required under Section 2.14(f) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under clause (b) of this Section 8.06 and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to the benefits under Sections 2.11 and 2.14 is not limited to what the participating Lender would have been entitled to receive absent the participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Commitment and Advances pursuant to clause (b) above, such Issuing Bank may, upon 30 days’ notice to the Paying Agent, the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable Issuing Bank as an Issuing Bank. If the applicable Issuing Bank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations pursuant to Section 2.03(c)). Upon the appointment of a successor Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (y) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring Issuing Bank to effectively assume the obligations of the applicable retiring Issuing Bank with respect to such Letters of Credit.

(g)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Paying Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.06, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Paying Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Paying Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 8.07. Confidentiality. Unless otherwise agreed to in writing by the Borrower, the Paying Agent and each Lender hereby agree to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Paying Agent’s or such Lender’s directors, officers, employees, Affiliates and agents and to actual or potential assignees and participants, and then only on a confidential basis; provided, however, that the Paying Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process or in connection with any litigation or other proceeding relating to this Agreement (provided that the applicable Person shall give the Borrower notice of such disclosure on the same day on which it determines such disclosure to be necessary and in any event prior to such disclosure to the extent not prohibited by law, and, if prior notice is prohibited by law, shall give notice of such disclosure as promptly as is legally permitted), (b) to its attorneys and accountants, (c) as required by any state, or Federal or foreign authority or examiner regulating banks or banking, and (d) subject to an agreement containing provisions substantially the same as those of this Section which inures to the benefit of the Borrower, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of its Affiliates that has been furnished by the Borrower or any of its Affiliates, whether furnished before or after the Effective Date, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Paying Agent or any Lender not permitted by this Agreement, (ii) was available to the Paying Agent or any Lender on a nonconfidential basis prior to its disclosure by the Paying Agent or such Lender by the Borrower or any of its Affiliates or (iii) becomes available to the Paying Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Paying Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Paying Agent or such Lender.

SECTION 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.09. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Paying Agent, any Arranger or any Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.10. Jurisdiction; Consent to Service of Process. (a)  The Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Paying Agent, any Lender, or any affiliates, officers, directors, employees, agents and advisors of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b)            The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.11. Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Paying Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Paying Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Paying Agent or any Lender, provide all documentation and other information that the Paying Agent or such Lender reasonably requests that is necessary to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 8.12. No Liability of the Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Paying Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Agreement. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither an Issuing Bank, the Paying Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Bank shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents. Each Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

SECTION 8.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Paying Agent, the Co-Administrative Agents, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Paying Agent, the Co-Administrative Agents, the Arrangers, the Issuing Banks and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Paying Agent, each Co-Administrative Agent, each Arranger, each Issuing Bank and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Paying Agent, any Co-Administrative Agent, any Arranger, any Issuing Bank or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Paying Agent, the Co-Administrative Agents, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Paying Agent, any Co-Administrative Agent, any Arranger, any Issuing Bank or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Paying Agent, the Co-Administrative Agents, the Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 8.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 8.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

SECTION 8.16. Electronic Execution of Assignments and Certain Other Documents . The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Issuance, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Paying Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Paying Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Paying Agent pursuant to procedures approved by it.

[The rest of this page is intentionally left blank.]

SECTION 8.17 Waiver of Jury Trial. Each of the Borrower, the Paying Agent, the Issuing Banks and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Paying Agent, any Issuing Bank or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE KROGER CO.

By	/s/ Carin L. Fike
Name:	Carin L. Fike
Title:	Vice President and Treasuer

BANK OF AMERICA, N.A., as
Paying Agent

By	/s/ Scott Nunez
Name:	Scott Nunez
Title:	Associate

Kroger Credit Agreement

Lenders

BANK OF AMERICA, N.A.

By:	/s/ Scott Nunez
Name:	Scott Nunez
Title:	Associate

WELLS FARGO BANK, NATIONAL

By:	/s/ Ekta Patel
Name:	Ekta Patel
Title:	Managing Director

CITIBANK, N.A.

By:	/s/ Carolyn A. Kee
Name:	Carolyn A. Kee
Title:	Vice Presiden

MIZUHO BANK, LTD.

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Executive Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joyce P. Dorsett
Name:	Joyce P. Dorsett
Title:	Senior Vice President

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Pablo Urgoin
Name:	Pablo Urgoin
Title:	Managing Director

By:	/s/ Andres Barbosa
Name:	Andres Barbosa
Title:	Managing Director

FIFTH THIRD BANK

By:	/s/ Miranda C. Stokes
Name:	Miranda C. Stokes
Title:	MD, SVP

Kroger Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:	/s/ Garrett L. Leider, CFA
Name:	Garrett L. Leider, CFA
Title:	Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

MUFG BANK, LTD.

By:	/s/ Reema Sharma
Name:	Reema Sharma
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ David C. Beckett
Name:	David C. Beckett
Title:	Senior Vice President

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
Name:	Gordon MacArthur
Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON

By:	/s/ William M. Feathers
Name:	William M. Feathers
Title:	Director

TRUIST BANK

By:	/s/ J. Carlos Navarrete
Name:	J. Carlos Navarrete
Title:	Director

THE HUNTINGTON NATIONAL BANK

By:	/s/ Greg R. Branstetter
Name:	Greg R. Branstetter
Title:	Managing Director

THE NORTHERN TRUST COMPANY

By:	/s/ John Di Legge
Name:	John Di Legge
Title:	Senior Vice President

Kroger Credit Agreement

COMERICA BANK

By:	/s/ Flaviu Pop
Name:	Flaviu Pop
Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Todd Kennedy
Name:	Todd Kennedy
Title:	Director

FARM CREDIT BANK OF TEXAS

By:	/s/ Luis M. H. Requejo
Name:	Luis M. H. Requejo
Title:	Director Capital Markets

Kroger Credit Agreement

SCHEDULE I

THE KROGER CO.

CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Commitment	L/C Commitment
Bank of America, N.A.	$206,000,000	$50,000,000
Wells Fargo Bank, National Association.	$206,000,000	$50,000,000
Citibank, N.A.	$206,000,000	$50,000,000
Mizuho Bank, Ltd.	$206,000,000	$50,000,000
U.S. Bank National Association	$206,000,000	$50,000,000
Banco Santander, S.A. New York Branch	$160,000,000
Fifth Third Bank	$160,000,000
Goldman Sachs Bank USA	$160,000,000
JPMorgan Chase Bank, N.A.	$160,000,000
MUFG Bank, Ltd.	$160,000,000
PNC Bank, National Association	$160,000,000
Royal Bank of Canada	$160,000,000
The Bank of New York Mellon	$160,000,000
Truist Bank	$160,000,000
The Huntington National Bank	$70,000,000
The Northern Trust Company	$70,000,000
Comerica Bank	$50,000,000
The Bank of Nova Scotia	$50,000,000
Farm Credit Bank of Texas	$40,000,000

Total:	$2,750,000,000	$250,000,000

SCHEDULE 2.01(c)
STAND-BY LETTERS OF CREDIT

BANK	LOC #	FACE AMOUNT	EXP DATE	BENEFICIARY
USBank	SLCLSTL05966	$8,000.00	8/19/2022	CITY UTILITIES COMMISSION
USBank	SLCLSTL12641	$951,315.00	12/15/2021	VILLAGE OF PLEASANT PRAIRIE

USBank	SLCSTLA02684	$10,000.00	9/28/2021	LOUISVILLE-JEFFERSON COUNTY METRO
USBank	SLCLSTL05774	$50,000.00	7/15/2022	QUEEN TUT, LLC
USBank	SLCLSTL11020	$720,877.75	9/24/2022	TOWN OF ERIE
USBank	SLCLSTL11771	$440,983.40	2/7/2022	TOWN OF CARBONDALE
USBank	SLCLSTL12319	$18,000.00	11/22/2021	CITY OF FRANKLIN, AND/OR THE
USBank	SLCLSTL12320	$31,000.00	11/22/2021	CITY OF FRANKLIN, AND/OR THE
		$2,230,176.15

SCHEDULE 8.02
PAYING AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

BORROWER

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202-1100

Attn: Treasurer

PAYING AGENT:

Paying Agent Office:
(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Attention: Patricia Santos

Phone:  980-387-3794

Fax:  704-635-4200

Electronic patricia.santos@bofa.com

Remittance Instructions:

Bank of America, N.A.

ABA #: 026-009-593 New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans-LIQ

Ref: The Kroger Company

Issuing Bank’s Office:

(For fee payments due Issuing Bank only and new Letter of Credit requests and amendments):

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, Pa. 18507

Attention: Trade Operations

Tel: 570-496-9619

Facsimile: 800-755-8740

Email: tradeclientserviceteamus@baml.com

Remittance Instructions:

Bank of America, N.A.

ABA #: 026-009-593 New York, NY

Account #: 04535-883980

Attn: Scranton Standby

Ref: Kroger Company & LC #

Other Notices as Paying Agent:

(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc)

Mollie S. Canup

Vice President

Agency Management

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Voice: 980.387-5449

Fax: 704.409-0011

e-mail: mollie.s.canup@bofa.com

EXHIBIT A-1 - FORM OF NOTICE OF

BORROWING

Bank of America, N.A., as Paying Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]	[Date]
Attention:

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Amended and Restated Credit Agreement, dated as of July 6, 2021 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, Wells Fargo Bank, National Association, as a Co-Administrative Agent, Citibank, N.A., as Syndication Agent, and Mizuho Bank, Ltd. and U.S. Bank National Association, as Co-Documentation Agents, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is _______________, 202__.

(ii)           The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)          The aggregate amount of the Proposed Borrowing is $_______________.

[(iv)        The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f)) are correct in all material respects (except for those representations and warranties that are already qualified by “materiality,” “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such specified date);

(B)           no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(C)           the aggregate amount of the Proposed Borrowing and all other Borrowings to be made on the same day under the Credit Agreement does not exceed the aggregate amount of the Unused Commitments.

Very truly yours,

THE KROGER CO.

By
Title:

2

EXHIBIT A-2 - FORM OF

NOTICE OF ISSUANCE

____________________, as Issuing Bank

[Address]

Bank of America, N.A., as Paying Agent
for the Lenders parties
to the Credit Agreement
referred to below
[Address]	[Date]
Attention:

Ladies and Gentlemen:

The undersigned, The Kroger Co., refers to the Amended and Restated Credit Agreement, dated as of July 6, 2021 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, Wells Fargo Bank, National Association, as a Co-Administrative Agent, Citibank, N.A., as Syndication Agent, and Mizuho Bank, Ltd. and U.S. Bank National Association, as Co-Documentation Agents, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to the Issuance of such Letter of Credit (the “Proposed Issuance”) as required by Section 2.03(a) of the Credit Agreement:

(i)            The Business Day of the Proposed Issuance is __________, 202__.

(ii)           The Available Amount of such Letter of Credit is __________.

(iii)          The expiration date of such Letter of Credit is __________, 202__.

(iv)          The name and address of the beneficiary of such Letter of Credit is __________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Issuance:

(A)          the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the representations and warranties in the last sentence of subsection (e) and in subsection (f)) are correct in all material respects (except for those representations and warranties that are already qualified by “materiality,” “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the date of the Proposed Issuance, before and after giving effect to the Proposed Issuance and to the application of the proceeds therefrom (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such specified date);

(B)           no event has occurred and is continuing, or would result from the Proposed Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(C)          the Available Amount of the Proposed Issuance does not exceed (i) the aggregate amount of the Unused Commitments, (ii) the Letter of Credit Sublimit and (iii) the L/C Commitment of the applicable Issuing Bank.

Very truly yours,

THE KROGER CO.

By
Title:

2

EXHIBIT B - FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Paying Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the Credit Agreement (including, without limitation, the Letters of Credit) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

3

3.	Borrower(s):	The Kroger Co.

4.	Paying Agent	Bank of America, N.A., as the paying agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of July 6, 2021, among The Kroger Co., the Lenders from time to time party thereto, Bank of America, N.A., as Paying Agent and Co-Administrative Agent and Wells Fargo Bank, National Association, as Co-Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitments / Advances for all Lenders[7]	Amount of Commitments / Advances Assigned	Percentage Assigned of Commitments / Advances[8]		CUSIP Number
		$-	$		%
		$-	$		%
		$-	$		%

[7.	Trade Date:	__________________][9]

Effective Date: __________________, 20__ [TO BE INSERTED BY PAYING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.

6 List each Assignee and, if available, its market entity identifier, as appropriate.

7 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment/ Advances of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNOR]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[NAME OF ASSIGNEE]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as
Paying Agent

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

[Consented to:]13

[NAME OF RELEVANT PARTY], as [ ]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

12 To be added only if the consent of the Paying Agent is required by the terms of the Credit Agreement.

13 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank[s]) is required by the terms of the Credit Agreement.

5

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.      Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.

(1)          [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an assignee under Section 8.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.06(b)(iii) of the Credit Agreement);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Paying Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee;

7

(2)          [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Paying Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.;

2.          Payments. From and after the Effective Date, the Paying Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Paying Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

8

EXHIBIT C

[Reserved]

EXHIBIT D - -FORM OF

ADMINISTRATIVE QUESTIONNAIRE

[Separately provided]

EXHIBIT E - FORM OF

ISSUING BANK REPORT

Bank of America, N.A., as Paying Agent
for the Lenders parties
to the Credit Agreement
referred to below

[Address]

Fax: 713 750 2782	[Date]

Attention:

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of July 6, 2021 (as amended or modified from time to time, the “Credit Agreement”) among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, Wells Fargo Bank, National Association, as a Co-Administrative Agent, Citibank, N.A., as Syndication Agent, and Mizuho Bank, Ltd. and U.S. Bank National Association, as Co-Documentation Agents. Terms defined in the Credit Agreement are used herein with the same meaning.

The undersigned is an Issuing Bank under the Credit Agreement. Pursuant to Section 2.03(d) of the Credit Agreement, undersigned hereby notifies you of the following event(s) (check all that apply):

New issue Letter of Credit
Cancellation of Letter of Credit
Letter of Credit expiry date change
Increase of Available Amount of Letter of Credit
Decrease of Available Amount of Letter of Credit

Letter of Credit #:	__________	Effective date:	__________

Beneficiary:	__________	Expiry date:	__________

Original Available Amount:	__________	New Available Amount:	__________

Please contact __________ [name] at __________ [phone #] or __________ [email address] with any questions.

[NAME OF ISSUING BANK], as Issuing Bank

By
Title:

Dated: _______________, 202__

cc: The Kroger Co., Assistant Treasurer

1

EXHIBIT F-1

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 6, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, and Wells Fargo Bank, National Association, as Co-Administrative Agent for said Lenders.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Paying Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Paying Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Paying Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 202__

U.S. Tax Compliance Certificate

EXHIBIT F-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 6, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, and Wells Fargo Bank, National Association, as Co-Administrative Agent for said Lenders.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 202__

U.S. Tax Compliance Certificate

EXHIBIT F-3

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 6, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, and Wells Fargo Bank, National Association, as Co-Administrative Agent for said Lenders.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 202__

U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of July 6, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Kroger Co., an Ohio corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), Bank of America, N.A., as a Co-Administrative Agent and Paying Agent for said Lenders, and Wells Fargo Bank, National Association, as Co-Administrative Agent for said Lenders.

Pursuant to the provisions of Section 2.14(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Paying Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Paying Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Paying Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: [Type Signatory Name]
Title: [Type Signatory Title]
Date: ________ __, 202__

F-4

U.S. Tax Compliance Certificate